Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Tritium DCFC Limited

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(8)
Fees to be Paid	Equity	Warrants to purchase Ordinary Shares(2)	Rule 457(g)	2,030,840	—		—	—	—
Fees to be Paid	Equity	Ordinary Shares issuable upon the exercise of the Warrants(3)	Rules 457(c), 457(f)(1) and 457(f)(3)	2,030,840	$2.14	(4)	$4,345,997.60	0.00011020	$478.93
Fees to be Paid	Equity	Ordinary Shares, no par value(6)	Rule 457(c)	112,236	$2.14	(5)	$240,185.04	0.00011020	$26.47
Fees to be Paid	Equity	Ordinary Shares, no par value(7)	Rule 457(c)	11,223,647	$2.14	(5)	$24,018,604.58	0.00011020	$2,646.85
	Total Offering Amounts				—		$28,604,787.22	—	$3,152.25
	Total Fees Previously Paid				—		—	—	—
	Total Fee Offsets				—		—	—	—
	Net Fee Due				—		—	—	$3,152.25

(1)

Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement on Form F-1 (this “Registration Statement”) also covers an indeterminate number of additional securities as may be issuable with respect to the shares being registered for resale hereunder as a result of a stock split, stock dividend, recapitalization or similar event.

(2)

Represents 2,030,840 warrants offered by HealthSpring Life & Health Insurance Company, Inc., Cigna Health and Life Insurance Company, Barings Target Yield Infrastructure Debt Holdco 1 S.À R.L., Martello Re Limited and REL Batavia Partnership, L.P. (collectively, the “Selling Warrantholders”) that were originally issued to the Selling Warrantholders in connection with certain debt refinancing activities (the “Financing Warrants”). The Financing Warrants are being registered for resale by the selling securityholders named in this Registration Statement. In accordance with Rule 457(g), the entire registration fee for the Financing Warrants is allocated to the Ordinary Shares (as defined below) underlying the Financing Warrants, and no separate fee is payable for the Financing Warrants. See Footnotes 3 and 4.

(3)	Represents the issuance and resale of up to 2,030,840 ordinary shares, no par value (“Ordinary Shares”) of Tritium DCFC Limited (the “Registrant”) underlying the Financing Warrants.
(4)

Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (i) the sum of (A) $2.14 (rounded up from the average of the high ($2.25) and low ($2.03) sales price of the Ordinary Shares as reported on The Nasdaq Stock Market LLC (“Nasdaq”) on October 24, 2022) and (B) $0.0001, the as-adjusted exercise price of the Financing Warrants, resulting in a combined maximum offering price per warrant of $2.14, multiplied by (ii) the applicable number of Financing Warrants. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the Financing Warrants has been allocated to the underlying Ordinary Shares and those Ordinary Shares are included in the registration fee.

(5)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high ($2.25) and low ($2.03) sales price of the Ordinary Shares as reported on Nasdaq on October 24, 2022.

(6)

Represents 112,236 Ordinary Shares issued to B. Riley Principal Capital II, LLC (“B. Riley Principal Capital II”) pursuant to an ordinary shares purchase agreement entered into by and among the Registrant and B. Riley Principal Capital II, dated as of September 2, 2022 (the “Purchase Agreement”) as consideration for its commitment to purchase Ordinary Shares in one or more purchases that the Registrant may, in its sole discretion, direct them to make, from time to time, pursuant to the Purchase Agreement.

(7)

Represents up to 11,223,647 Ordinary Shares that may be issued to B. Riley Principal Capital II, LLC if certain conditions are met, at the Registrant’s election and in its sole discretion, from time to time, pursuant to the Purchase Agreement.

(8)	Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.00011020.